Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of BlackRock Funds on Form N-14 of our report dated November 24, 2004, appearing in the 2004 Annual Report to Shareholders of BlackRock Funds, as filed on Form N-CSR, as it may be amended from time to time, relating to Enhanced Income, Low Duration Bond, Intermediate Government Bond, Intermediate Bond, Intermediate PLUS Bond, Core Bond Total Return, Core PLUS Total Return, Government Income, Inflation Protected Bond, GNMA, Managed Income, International Bond, and High Yield Bond Portfolios. We also consent to the reference to us under the headings “Other Service Providers” and “Financial Highlights” appearing in the Prospectus/Proxy Statement, which is also part of this Registration Statement, and to the reference to us under the heading “Financial Statements” in the Statement of Additional Information.

/s/    Deloitte & Touche LLP

Philadelphia, PA

February 18, 2005